Capital Income Builder

October 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$2,454,787
Class B	$45,234
Class C	$225,547
Class F1	$139,064
Class F2	$87,667
Total	$2,952,299
Class 529-A	$75,483
Class 529-B	$2,579
Class 529-C	$20,243
Class 529-E	$3,025
Class 529-F1	$2,383
Class R-1	$4,749
Class R-2	$24,024
Class R-3	$35,677
Class R-4	$19,401
Class R-5	$20,122
Class R-6	$85,438
Total	$293,124

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$2.2250
Class B	$1.7814
Class C	$1.7790
Class F1	$2.1985
Class F2	$2.3300
Class 529-A	$2.1763
Class 529-B	$1.7188
Class 529-C	$1.7468
Class 529-E	$2.0462
Class 529-F1	$2.2968
Class R-1	$1.7859
Class R-2	$1.8090
Class R-3	$2.0304
Class R-4	$2.2050
Class R-5	$2.3705
Class R-6	$2.3997

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,126,154
Class B	20,699
Class C	122,890
Class F1	69,791
Class F2	38,009
Total	1,377,543
Class 529-A	35,434
Class 529-B	1,274
Class 529-C	11,719
Class 529-E	1,512
Class 529-F1	1,078
Class R-1	2,574
Class R-2	13,035
Class R-3	17,364
Class R-4	9,100
Class R-5	8,115
Class R-6	50,856
Total	152,061

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$58.25
Class B	$58.33
Class C	$58.25
Class F1	$58.25
Class F2	$58.23
Class 529-A	$58.23
Class 529-B	$58.29
Class 529-C	$58.20
Class 529-E	$58.23
Class 529-F1	$58.25
Class R-1	$58.22
Class R-2	$58.22
Class R-3	$58.23
Class R-4	$58.24
Class R-5	$58.27
Class R-6	$58.26